Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

BETWEEN

SCHOOL SPECIALTY, INC.

and

________________________

BNY MIDWEST TRUST COMPANY

as Trustee

________________________

Dated as of December 8, 2004

to Indenture dated as of July 18, 2003

________________________

3.75% Convertible Subordinated Notes due 2023

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 8, 2004, is between School Specialty, Inc., a Wisconsin corporation (the "Company"), and BNY Midwest Trust Company, an Illinois trust company (the "Trustee").

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture dated as of July 18, 2003 (the "Indenture") pursuant to which the Company issued, and the Trustee authenticated and delivered, the Company's 3.75% Convertible Subordinated Notes due 2023 (the "Convertible Subordinated Notes").

WHEREAS, the terms of the Indenture permit the Company to elect to satisfy all or any portion of its Conversion Obligation in cash.

WHEREAS, the Company desires to be obligated under the Indenture to satisfy in cash a portion of such Conversion Obligation equal to the Accreted Principal Amount of the Convertible Subordinated Notes to be converted pursuant to such Conversion Obligation.

WHEREAS, pursuant to the terms of Section 9.01(g) of the Indenture, the Company and the Trustee may amend the Indenture without notice to or the consent of any holder of the Convertible Subordinated Notes for the purposes of making any changes that would not adversely affect the legal rights under the Indenture of any such holder.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 General.

    For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the words "herein," "hereof" and "hereunder" and other words of similar import referred to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or Subdivision.
    Terms used in this First Supplemental Indenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AMENDMENT

SECTION 2.01 Amendments to Article 9 of the Indenture.

(a) The following is hereby added as a new paragraph following subsection (g) of Section 9.02 of the Indenture:

"(h) make any changes to the provisions of Section 12.21 of this Indenture;"

    Subsections (h) and (i) of Section 9.02 of the Indenture are hereby redesignated as subsections (i) and (j), respectively.
    Subsection (i) (redesignated as subsection (j)) of Section 9.02 of the Indenture is hereby revised by deleting "(a) through (i)" and inserting "(a) through (j)" in place thereof.
    The third paragraph of Section 9.04 of the Indenture is hereby revised by deleting "(a) -- (i)" and inserting "(a) -- (j)" in place thereof.

SECTION 2.02 Addition of Section 12.21 of the Indenture.

The following paragraph is hereby added to the Indenture as Article 12, Section 12.21:

"SECTION 12.21 Company to Pay Cash for Accreted Principal Amount.

Notwithstanding any other provision in this Indenture or in the Convertible Subordinated Notes to the contrary, the Company shall satisfy in cash the portion of its Conversion Obligation equal to the Accreted Principal Amount of the Convertible Subordinated Notes to be converted pursuant to such Conversion Obligation.

The Company shall satisfy the portion of its Conversion Obligation in excess of the Accreted Principal Amount, if any, in the manner provided elsewhere in this Indenture."

ARTICLE 3

GENERAL PROVISIONS

SECTION 3.01 Effectiveness.

This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Convertible Subordinated Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 3.02 Ratification of Indenture.

Except as supplemented and amended hereby, the Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this First Supplemental Indenture and all of its provisions shall be deemed a part thereof.

SECTION 3.03 Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity and sufficiency of this First Supplemental Indenture.

SECTION 3.04 Governing Law.

The internal laws of the State of New York shall govern this First Supplemental Indenture, without regard to the conflict of laws provisions thereof.

SECTION 3.05 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 3.06 Successors.

All agreements of the Company in this First Supplemental Indenture shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

SECTION 3.07 Severability.

In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

MW889933_2.DOC

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written, signifying their agreements contained in this First Supplemental Indenture.

SCHOOL SPECIALTY, INC.

By /s/ Mary M. Kabacinski
Name: Mary M. Kabacinski
Title: EVP / CFO

BNY MIDWEST TRUST COMPANY

By /s/ Roxanne Ellwanger
Name: Roxanne Ellwanger
Title: Assistant Vice President

MW889933_2.DOC